Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT SECOND QUARTER RESULTS
CUYAHOGA FALLS, Ohio, August 10 — Associated Materials Incorporated (“AMI” or the “Company”) today announced second quarter 2005 net sales of $315.4 million, a 4.6% increase over net sales of $301.6 million for the same period in 2004. For the six months ended July 2, 2005, net sales were $533.9 million or 5.5% higher than net sales of $505.9 million for the same period in 2004.
Net income for the second quarter of 2005 was $7.7 million. This compares to net income of $16.7 million for the same period in 2004. For the sixth months ended July 2, 2005, net income was $0.4 million compared to net income of $7.6 million for the same period in 2004.
EBITDA (as defined below) for the second quarter of 2005 was $25.3 million. This compares to EBITDA of $39.8 million for the same period in 2004. Adjusted EBITDA (as defined below) for the second quarter of 2005 was $27.5 million compared to adjusted EBITDA of $40.4 million for the same period in 2004. Adjusted EBITDA for the quarter ended July 2, 2005 excludes one-time costs of $0.9 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $1.0 million of amortization related to prepaid management fees paid to Investcorp in connection with the December 2004 recapitalization transaction, and $0.3 million of foreign currency losses. Adjusted EBITDA for the quarter ended July 3, 2004 excludes $0.6 million of foreign currency losses.
EBITDA was $26.0 million for the six months ended July 2, 2005 compared to EBITDA of $35.4 million for the same period in 2004. For the six months ended July 2, 2005, adjusted EBITDA was $32.1 million compared to adjusted EBITDA of $50.5 million for the same period in 2004. Adjusted EBITDA for the six months ended July 2, 2005 excludes one-time costs of $3.4 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $2.0 million of amortization related to prepaid management fees paid to Investcorp in connection with the December 2004 recapitalization transaction, $0.3 million of foreign currency losses, and $0.3 million of non-cash stock compensation expense. Adjusted EBITDA for the six months ended July 3, 2004 excludes a bonus paid to certain members of Company management and a director totaling approximately $14.5 million associated with the completion of the March 2004 dividend recapitalization and $0.6 million of foreign currency losses. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Mike Caporale, Chairman, President, and Chief Executive Officer, commented, “Although our second quarter sales were higher than the previous year, the impact of the sales increase was not enough to offset significantly higher commodity and fuel costs.”

Mr. Caporale continued, “We believe commodity costs will decrease in the second half of the year, allowing some relief from a margin perspective. Furthermore, we are aggressively challenging our overhead structure, manufacturing costs and working capital requirements in order to better position the Company to achieve an improved operating performance for 2006 and beyond.”
Results of Operations
Net sales increased 4.6%, or $13.8 million, during the second quarter of 2005 compared to the same period in 2004 driven primarily by price increases implemented during the first quarter of 2005 and during 2004 as well as increased sales volumes for windows and vinyl siding. Gross profit in the second quarter of 2005 was $72.2 million, or 22.9% of net sales, compared to gross profit of $83.3 million, or 27.6% of net sales, in the second quarter of 2004. The decrease in gross profit margin percentage was primarily due to significantly increased costs of the Company’s key raw materials - vinyl resin, aluminum and steel — which were partially offset by the impact of price increases. The Company estimates that commodity cost increases, net of price increases, negatively impacted gross profit for the second quarter of 2005 by approximately $7.0 million. Substantially higher freight costs, due primarily to fuel cost increases, and manufacturing inefficiencies which were incurred relating to the consolidation of the Freeport, Texas vinyl siding facility into the Ennis, Texas facility also had a negative impact on gross profit of approximately $2.3 million and $1.5 million, respectively, for the second quarter of 2005.
Selling, general and administrative expense increased to $50.8 million, or 16.1% of net sales, for the second quarter of 2005 versus $48.0 million, or 15.9% of net sales, for the same period in 2004. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, as well as expenses relating to new supply centers opened during the past twelve months. Selling, general and administrative expense for the second quarter of 2005 also includes $1.0 million of amortization of prepaid management fees paid to Investcorp in December 2004. During the second quarter of 2005, the Company incurred additional facility closure costs of approximately $0.9 million relating to the closing of its Freeport, Texas manufacturing plant. Income from operations was $20.5 million for the second quarter of 2005 compared to $35.3 million for the same period in 2004.
Net sales increased by 5.5%, or $28.0 million, for the six months ended July 2, 2005 compared to the same period in 2004 driven primarily by price increases along with increased sales volumes for windows and vinyl siding. Gross profit for the six months ended July 2, 2005 was $121.2 million, or 22.7% of net sales, compared to gross profit of $133.7 million, or 26.4% of net sales, for the same period in 2004. The decrease in gross profit margin percentage was primarily due to significantly increased costs of the Company’s key raw materials, partially offset by the impact of price increases, as well as increased freight costs. Selling, general and administrative expense increased to $101.6 million, or 19.0% of net sales, for the six months ended July 2, 2005 versus $93.4 million, or 18.5% of net sales, for the same period in 2004, due primarily to increased expenses in the Company’s supply center network. Selling, general and administrative expense for the six months ended July 2, 2005 also includes $2.0 million of amortization of prepaid management fees paid to Investcorp in December 2004 and non-cash stock compensation expense of $0.3 million. During the six months ended July 2, 2005, the Company incurred facility closure costs of approximately $3.4 million relating to the closing of its Freeport, Texas manufacturing plant. During the six months ended July 3, 2004, the Company paid $14.5 million of bonuses to certain members of senior management and a director in conjunction with the March 2004 dividend recapitalization. Income from operations was $16.2 million for the six months ended July 2, 2005 compared to $25.7 million for the same period in 2004.
The attached consolidating financial information for the quarters and for the six months ended July 2, 2005 and July 3, 2004 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11.25% senior discount notes, AMH’s consolidated net income was $2.7 million and $11.7 million for the second quarter of 2005 and 2004, respectively. For the six months ended July 2, 2005, AMH incurred a consolidated net loss of $9.4 million compared to net income of $1.0 million for the same period in 2004.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $76.4 million by July 2, 2005, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13.625%, of which 10% will be paid in cash and 3.625% currently accrues to the senior note. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $759.9 million as of July 2, 2005.

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Management will host its second quarter earnings conference call on Wednesday, August 10th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (877) 363-0523 and the conference call identification number is 12056097. A replay of the call will be available through August 17, 2005 by dialing (888) 769-9756 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH, a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of approximately $4 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway
Chief Financial Officer, Associated Materials Incorporated
(330) 922-2004

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 2, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 2,	July 2,	July 2,	July 2,
	2005	2005	2005	2005
Net sales	$315,364	$—	$—	$315,364

Gross profit	72,202	—	—	72,202

Selling, general and administrative expense	50,829	—	—	50,829

Facility closure costs	862	—	—	862

Income from operations	20,511	—	—	20,511

Interest expense, net	7,942	8,359	—	16,301
Foreign currency loss	292	—	—	292

Income (loss) before income taxes	12,277	(8,359)	—	3,918
Income taxes (benefit)	4,582	(3,386)	—	1,196

Income (loss) before equity income from subsidiaries	7,695	(4,973)	—	2,722
Equity income from subsidiaries	—	7,695	(7,695)	—

Net income	$7,695	$2,722	$(7,695)	$2,722

Other Data:
EBITDA (a)	$25,340
Adjusted EBITDA (a)	27,494

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 3, 2004
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 3,	July 3,	July 3,	July 3,
	2004	2004	2004	2004
Net sales	$301,602	$—	$—	$301,602

Gross profit	83,325	—	—	83,325

Selling, general and administrative expense	48,040	—	—	48,040

Income from operations	35,285	—	—	35,285

Interest expense, net	6,254	7,516	—	13,770
Foreign currency loss	609	—	—	609

Income (loss) before income taxes	28,422	(7,516)	—	20,906
Income taxes (benefit)	11,703	(2,541)	—	9,162

Income (loss) before equity income from subsidiaries	16,719	(4,975)	—	11,744
Equity income from subsidiaries	—	16,719	(16,719)	—

Net income	$16,719	$11,744	$(16,719)	$11,744

Other Data:
EBITDA (a)	$39,813
Adjusted EBITDA (a)	40,422

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 2, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 2,	July 2,	July 2,	July 2,
	2005	2005	2005	2005
Net sales	$533,933	$—	$—	$533,933

Gross profit	121,234	—	—	121,234

Selling, general and administrative expense	101,580	—	—	101,580

Facility closure costs	3,415	—	—	3,415

Income from operations	16,239	—	—	16,239

Interest expense, net	15,253	16,344	—	31,597
Foreign currency loss	289	—	—	289

Income (loss) before income taxes	697	(16,344)	—	(15,647)
Income taxes (benefit)	263	(6,550)	—	(6,287)

Income (loss) before equity income from subsidiaries	434	(9,794)	—	(9,360)
Equity income from subsidiaries	—	434	(434)	—

Net income (loss)	$434	$(9,360)	$(434)	$(9,360)

Other Data:
EBITDA (a)	$26,027
Adjusted EBITDA (a)	32,050

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 3, 2004
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 3,	July 3,	July 3,	July 3,
	2004	2004	2004	2004
Net sales	$505,923	$—	$—	$505,923

Gross profit	133,680	—	—	133,680

Selling, general and administrative expense	93,434	—	—	93,434

Transaction costs — bonuses	14,498	—	—	14,498

Income from operations	25,748	—	—	25,748

Interest expense, net	12,266	9,940	—	22,206
Foreign currency loss	615	—	—	615

Income (loss) before income taxes	12,867	(9,940)	—	2,927
Income taxes (benefit)	5,247	(3,361)	—	1,886

Income (loss) before equity income from subsidiaries	7,620	(6,579)	—	1,041
Equity income from subsidiaries	—	7,620	(7,620)	—

Net income	$7,620	$1,041	$(7,620)	$1,041

Other Data:
EBITDA (a)	$35,376
Adjusted EBITDA (a)	50,489

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	July 2, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$6,134	$—	$6,134
Accounts receivable, net	165,589	—	165,589
Inventories	146,146	—	146,146
Accounts payable	96,567	—	96,567
Accrued liabilities	52,667	—	52,667
Total debt	384,815	298,677	683,492

	January 1, 2005
			AMH
	AMI	AMH	Consolidated
Cash (b)	$58,054	$—	$58,054
Accounts receivable, net	125,666	—	125,666
Inventories	114,787	—	114,787
Accounts payable	75,139	—	75,139
Accrued liabilities	54,379	—	54,379
Total debt	340,000	282,856	622,856

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of AMI’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

			Six Months	Six Months
	Quarter Ended	Quarter Ended	Ended July 2,	Ended July 3,
	July 2, 2005	July 3, 2004	2005	2004
Net income	$7,695	$16,719	$434	$7,620
Interest expense, net	7,942	6,254	15,253	12,266
Income taxes	4,582	11,703	263	5,247
Depreciation and amortization	5,121	5,137	10,077	10,243

EBITDA	25,340	39,813	26,027	35,376
Foreign currency loss	292	609	289	615
Transaction costs — bonuses (c)	—	—	—	14,498
Amortization of management fee (d)	1,000	—	2,000	—
Stock compensation expense	—	—	319	—
Facility closure costs (e)	862	—	3,415	—

Adjusted EBITDA	$27,494	$40,422	$32,050	$50,489

(b)	Cash balances as of January 1, 2005 included $46.0 million of cash on hand to be used to fund remaining payments related to the December 2004 recapitalization transaction, of which (i) $33.7 million was distributed in January 2005 as a loan from AMI, through its direct and indirect parent companies, to AMH II for which a dividend was then declared by AMI and its direct and indirect parent companies in forgiveness of the intercompany loan, (ii) $8.0 million was paid in January and February of 2005 to satisfy promissory notes made by AMI for management and a director bonus related to the December 2004 recapitalization transaction and (iii) $4.3 million was paid in the first quarter of 2005 for fees related to the December 2004 recapitalization transaction.

(c)	Represents management and director bonuses paid in connection with the March 2004 dividend recapitalization.

(d)	Represents amortization of a prepaid management fee paid to Investcorp in connection with the December 2004 recapitalization transaction.

(e)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of equipment relocation expenses. Total pre-tax expenses related to the Freeport closing are expected to be $8.7 million, which includes a $4.5 million pre-tax charge recorded in the fourth quarter of 2004.